Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Announces Third Quarter 2014

Financial and Operating Results

HOUSTON, TEXAS, November 5, 2014 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood”) reported today its financial results for the three months ended September 30, 2014.

“In the third quarter 2014, Crestwood reported its fourth consecutive quarterly increase in Adjusted EBITDA since the Crestwood-Inergy merger and posted a 36% increase in Adjusted EBITDA over the third quarter 2013,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “This trend of consistent cash flow growth is a result of enhanced performance from all three of Crestwood’s business segments, a stable portfolio of fixed-fee contracts, improving fundamentals in the areas where we operate, record natural gas and crude oil volumes through our assets and further integration of the Crestwood organization, allowing us to maximize operating margins.

“Importantly, Crestwood’s third quarter 2014 performance also delivered a 38% increase in distributable cash flow (“DCF”) over the third quarter 2013, resulting in a coverage ratio of 1.05 times cash distributions to be paid for the third quarter 2014. Over the last 15 months, Crestwood has invested approximately $1.5 billion to significantly expand our core growth assets in the Bakken Shale, Marcellus Shale and PRB Niobrara Shale. For the last four quarters we prudently elected to hold our distributions flat to allow our assets time to catch up on the growth cycle to the point of generating substantial cash returns on the capital we have invested. Over that timeframe, we have executed on a number of our key projects and have reported continued sequential quarterly growth in Adjusted EBITDA and DCF. We expect this trend of successful execution and sequential growth from our assets to continue in the fourth quarter and throughout 2015, and a continuation of this performance would allow us to further improve our coverage ratio and resume quarterly distribution increases as early as the fourth quarter of 2014,” commented Phillips.

Financial Highlights (1)

•	Adjusted earnings before interest, taxes, depreciation, amortization and accretion (“Adjusted EBITDA”) totaled $116.2 million in the third quarter 2014, a 36% increase over the third quarter 2013 and a 6% increase over the second quarter 2014.

•	Net income for the third quarter 2014 totaled $21.3 million, 84% higher than the third quarter 2013 and 82% higher than the second quarter 2014.

(1)	Following the Crestwood-Inergy merger completed in October 2013, Crestwood restated its combined financial and operating results to the beginning of the third quarter 2013. Results discussed herein do not include the natural gas liquids (“NGL”) business and the Gulf Coast natural gas storage and transportation assets owned by Crestwood Equity Partners LP.

NEWS RELEASE

•	DCF totaled $88.7 million in the third quarter 2014, 38% higher than the third quarter 2013 and 9% over the second quarter 2014. The cash distribution coverage ratio was 1.05x for the third quarter.

•	Total debt outstanding was $1,893 million as of September 30, 2014, including approximately $435 million outstanding under the $1.0 billion revolving credit facility. Leverage ratio for the third quarter 2014 was 4.46x.

•	Crestwood announced a quarterly cash distribution of $0.41 per common unit, or $1.64 per common unit on an annualized basis. In addition, Crestwood announced a distribution of approximately 388,000 additional Class A preferred units to the owners of the Class A units in lieu of cash distributions. The announced distributions will be paid on November 14, 2014, to unitholders of record as of the close of business on November 7, 2014.

Third Quarter 2014 Operating Results

Gathering and processing segment EBITDA totaled $50.3 million in the third quarter 2014, compared to $43.2 million in the third quarter 2013. This 16% increase in the third quarter 2014 was attributable to record natural gas gathering volumes which averaged 1,261 million cubic feet per day (“MMcf/d”) (a 22% increase over the third quarter 2013) and record compression volumes which averaged 590 MMcf/d (a 111% increase over the third quarter 2013).

Storage and transportation segment EBITDA totaled $35.7 million in the third quarter 2014, compared to $33.4 million in the third quarter 2013. The increase resulted from higher transportation and storage volumes, which averaged approximately 1,785 MMcf/d in the third quarter 2014 (a 7% increase over the third quarter 2013).

NGL and crude services segment EBITDA totaled $36.7 million in the third quarter 2014, compared to $15.1 million in the third quarter 2013. This $21.6 million increase was primarily due to a $19.0 million third quarter 2014 contribution from Crestwood’s Arrow Midstream operations acquired in November 2013. Crude oil volumes in the third quarter totaled 227 thousand barrels per day (“MBbls/d”) (a 174% increase over the third quarter 2013).

Corporate expenses, including general and administrative expenses not allocated to the operating segments above, totaled $18.2 million in the third quarter 2014, compared with $25.2 million in the third quarter 2013. Third quarter 2013 corporate expenses included $13.3 million of transaction-related expenses incurred primarily for the Crestwood-Inergy merger. Third quarter 2014 corporate expenses were higher than third quarter 2013, on an adjusted basis, due to Crestwood’s broader scope of business operations since the merger and a larger portion of general and administrative costs being allocated to Crestwood Midstream from Crestwood Equity.

NEWS RELEASE

Business Overview and Outlook

Marcellus Shale

Crestwood’s Marcellus Shale gathering and compression system, located in West Virginia, reported substantial quarterly increases in both gathering and compression volumes due to Antero Resources’ (“Antero”) continued production development. Gathering volumes on the system averaged 645 MMcf/d in the third quarter 2014, 52% higher than the third quarter 2013 and 10% higher than the second quarter 2014. Compression volumes averaged 590 MMcf/d in the third quarter, more than double the prior year quarter, and 25% higher than the second quarter 2014.

During the third quarter 2014, Crestwood connected 15 Antero wells to its gathering system, resulting in 49 wells connected during the first nine months of 2014. Crestwood continued the aggressive expansion of its gathering system and compression capacity with the completion of the Banner compressor station in early October 2014, increasing system gathering and compression capacity to approximately 875 MMcf/d.

Crestwood’s Northeast storage and transportation assets, located in northern Pennsylvania and New York, remained fully contracted in the third quarter 2014. Crestwood has made substantial progress recontracting approximately 7 billion cubic feet (“Bcf”) of its Northeast storage capacity with contract expirations in 2015 and expects to recontract the remaining capacity up for renewal during the fourth quarter of 2014. Due to continued growth of Marcellus Shale production in the area around Crestwood’s assets, firm transportation volumes on the MARC I and North-South transportation assets reached record levels during the latest quarter, transporting 1,106 MMcf/d, a 37% increase over the third quarter 2013. Crestwood continued progress on its 200 MMcf/d North-South expansion project during the quarter with the installation of additional compression equipment. The expansion project is expected to be completed in the fourth quarter 2014 and begin service in the first quarter of 2015.

As previously announced, Crestwood will conduct a binding open season during the fourth quarter 2014 for the proposed MARC II Pipeline, a greenfield pipeline project designed to transport Marcellus dry gas production to northeastern markets. The MARC II Pipeline would provide up to 1 Bcf per day of firm transportation capacity from existing and future receipt points on our MARC I and North-South pipelines to planned interconnects in Luzerne County, Pennsylvania, with the recently announced PennEast Pipeline and Transco’s Leidy Line in the path of the proposed Atlantic Sunrise Expansion Project. Subject to receiving sufficient customer commitments and FERC approval, the MARC II Pipeline would be placed into service in late 2017.

Bakken Shale

Crestwood’s Bakken Shale assets all posted substantial volume gains in the third quarter 2014. Total crude volumes handled by Crestwood in the Bakken, which includes the Arrow gathering system, rail loadings at the COLT Hub, the COLT Connector pipeline and Bakken area trucking operations, averaged 218 MBbls/d in the third quarter, up 9% from the second quarter 2014.

NEWS RELEASE

Volumes on the Arrow gathering system have continued to increase substantially since the first quarter 2014 when severe winter delayed new well connections. Crude oil, natural gas and produced water gathering volumes averaged 65 MBbls/d, 40 MMcf/d, and 20 MBbls/d, respectively, during the third quarter 2014. These volumes represent increases of 17%, 38%, and 6%, respectively, over the second quarter 2014. During the third quarter, 28 additional wells were connected to the Arrow system and an additional 22 wells are expected to be connected in the fourth quarter, resulting in a total of 98 wells anticipated to be connected for the full year 2014. Crestwood continued to make progress on system expansions, line loops, compression installation and downstream delivery enhancements during the quarter.

Crude-by-rail loadings at our COLT Hub continued to increase during the third quarter 2014. Average loading volumes were 117 MBbls/d, up 48% over the third quarter 2013, and 5% over the second quarter 2014. The increase in volumes at the COLT Hub was attributable to the expansion completed in April 2014 that increased rail loading capacity to 160 MBbls/d. Crestwood is on schedule to complete additional release and departure tracks at the COLT Hub in the fourth quarter of 2014. These rail tracks will increase the flexibility for our customers scheduling trains coming into and leaving the facility on the Burlington Northern Santa Fe rail system. Crestwood’s current service agreements at COLT Hub are take-or-pay contracts to load 149 MBbls/d. During the third quarter, we recognized $2.3 million of deficiency payments in distributable cash flow under these contracts.

Powder River Basin (PRB) Niobrara

During the third quarter 2014, gas gathering volumes on Crestwood’s 50% owned Jackalope gas gathering system averaged approximately 60 MMcf/d due to continued processing restrictions. During the first nine months of 2014, 28 wells were connected to the Jackalope system and approximately 20 additional wells are currently drilled and waiting on connection. The 120 MMcf/d Bucking Horse natural gas processing plant is scheduled to be completed in November 2014, which should lead to a substantial increase in gathering and processing volumes. The PRB Niobrara is a prolific development area where Chesapeake Energy maintains an active drilling program on acreage dedicated to our Jackalope joint venture.

Barnett Shale

Gas gathering volumes on our Barnett Shale systems averaged 419 MMcf/d in the third quarter 2014, flat with volumes in the third quarter 2013. Volumes in the Lake Arlington and Alliance gathering systems, averaged 250 MMcf/d in the third quarter, an increase of 9% over the prior year, reflecting 23 additional wells connected since the third quarter of 2013. Volumes on the Cowtown gathering system declined 11% from the third quarter 2013 reflecting natural production decline rates on existing wells.

Capital Spending and Liquidity

NEWS RELEASE

Growth capital expenditures and joint venture contributions for the nine months ended September 30, 2014 totaled approximately $299 million, including pipeline laterals and compression equipment in the Marcellus Shale, expansion of the COLT Hub and Arrow gathering system in the Bakken, and construction of the Bucking Horse processing facility in the PRB Niobrara. Capital spending and joint venture contributions for the full year 2014 are forecasted to total between $425 million and $450 million, including approximately $20 million for maintenance capital projects.

At September 30, 2014, Crestwood had approximately $1,893 million of debt outstanding, composed primarily of $1,450 million of fixed-rate senior notes and approximately $435 million outstanding under its revolving credit facility. The revolving credit facility has a maximum borrowing capacity of $1.0 billion and matures in 2019.

In September 2014, Crestwood issued $75 million of additional Class A preferred units, consisting of 2,988,047 Class A Units under its $500 million preferred equity commitment that it received in June 2014. As of September 30, 2014, Crestwood has $125 million of remaining equity commitment under this agreement. Additionally, Crestwood has filed a registration statement for the sale of up to $300 million of common units under an at-the-market (“ATM”) offering program that it can issue at its option. At September 30, 2014, no units have been issued under the ATM offering program.

Conference Call

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 877-407-8293 at least 10 minutes before the call and ask for the Crestwood Earnings Call. A replay will be available until November 12, 2014 by dialing 877-660-6853 and using the access code 13593445#.

By Webcast:	Connect to the webcast via the “Presentations” page in the Investor Relations section of Crestwood’s website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

NEWS RELEASE

The statements in this news release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements. Although these statements reflect the current views, assumptions and expectations of Crestwood’s management, the matters addressed herein are subject to numerous risks and uncertainties which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about the future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect Crestwood’s financial condition, results of operations and cash flows include, without limitation, the possibility that expected synergies will not be realized, or will not be realized within the expected timeframe; fluctuations in crude oil, natural gas and NGL prices; the extent and success of drilling efforts, as well as the extent and quality of natural gas and crude oil volumes produced within proximity of Crestwood assets; failure or delays by customers in achieving expected production in their oil and gas projects; competitive conditions in the industry and their impact on our ability to connect supplies to Crestwood gathering, processing and transportation assets or systems; actions or inactions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters and customers; the ability of Crestwood to consummate acquisitions, successfully integrate the acquired businesses, realize any cost savings and other synergies from any acquisition; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond Crestwood’s control; timely receipt of necessary government approvals and permits, the ability of Crestwood to control the costs of construction, including costs of materials, labor and right-of-way and other factors that may impact Crestwood’s ability to complete projects within budget and on schedule; the effects of existing and future laws and governmental regulations, including environmental and climate change requirements; the effects of existing and future litigation; and risks related to the substantial indebtedness, of either company, as well as other factors disclosed in Crestwood’s filings with the U.S. Securities and Exchange Commission. You should read filings made by Crestwood with the U.S. Securities and Exchange Commission, including Annual Reports on Form 10-K and the most recent Quarterly Reports and Current Reports for a more extensive list of factors that could affect results. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. Crestwood does not assume any obligation to update these forward-looking statements.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation and terminalling of NGLs; and gathering, storage, terminalling and marketing of crude oil.

About Crestwood Equity Partners LP

NEWS RELEASE

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity”) is a master limited partnership that owns the general partner interest, the incentive distribution rights and an approximate 4% limited partner interest of Crestwood. In addition, Crestwood Equity’s operations include a natural gas storage business in Texas and an NGL supply and logistics business that serves customers in the United States and Canada.

CONTACT

Mark Stockard

Vice President, Investor Relations

832-519-2207

mstockard@crestwoodlp.com

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NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014	2013(a)	2014
Revenues:
Gathering and processing	$83.9	$47.0	$245.2	$140.3	$82.7
Storage and transportation	44.2	42.1	133.9	47.6	45.4
NGL and crude services	605.4	23.5	1,558.8	26.6	543.5
Related party	4.9	27.5	13.2	78.1	4.1

	738.4	140.1	1,951.1	292.6	675.7
Costs of product/services sold (excluding depreciation, amortization and accretion as shown below):
Gathering and processing	7.3	5.3	22.8	18.2	7.8
Storage and transportation	4.3	4.0	11.3	4.4	3.8
NGL and crude services	552.8	9.7	1,426.7	10.6	497.7
Related party	11.3	7.6	32.1	22.2	9.8

	575.7	26.6	1,492.9	55.4	519.1
Expenses:
Operations and maintenance	39.4	21.7	100.1	48.1	32.7
General and administrative	18.2	25.2	63.6	44.0	21.3
Depreciation, amortization and accretion	55.5	35.1	161.2	73.4	54.9

	113.1	82.0	324.9	165.5	108.9
Other operating income (expense):
Goodwill impairment	—	(4.1)	—	(4.1)	—
Gain (loss) on long-lived assets, net	(0.9)	4.4	0.7	4.4	1.1
Loss on contingent consideration	—	—	(8.6)	—	(6.5)

Operating income	48.7	31.8	125.4	72.0	42.3
Earnings (loss) from unconsolidated affiliates, net	0.3	(0.4)	(1.3)	(0.4)	(1.5)
Interest and debt expense, net	(27.7)	(19.5)	(84.8)	(43.4)	(29.0)

Income before income taxes	21.3	11.9	39.3	28.2	11.8
Provision for income taxes	—	0.3	0.8	1.0	0.1

Net income	21.3	11.6	38.5	27.2	11.7
Net income attributable to non-controlling partners	(4.5)	(1.9)	(11.3)	(1.9)	(3.7)

Net income attributable to Crestwood Midstream Partners LP	16.8	9.7	27.2	25.3	8.0
Net income attributable to Class A preferred units	(9.1)	—	(10.2)	—	(1.1)

Net income attributable to partners	$7.7	$9.7	$17.0	$25.3	$6.9

General partner’s interest in net income	$7.5	$6.3	$22.5	$19.3	$7.5

Limited partners’ interest in net income (loss)	$0.2	$3.4	$(5.5)	$6.0	$(0.6)

Net income (loss) per limited partner unit:
Basic	$—	$0.02	$(0.03)	$0.06	$—

Diluted	$—	$0.02	$(0.03)	$0.06	$—

Weighted-average limited partners’ units outstanding (in thousands):
Basic	187,955	161,575	187,931	101,094	187,998

Diluted	187,955	161,575	187,931	101,094	187,998

(a)	Financial data presented for the nine months ended September 30, 2013 reflects the operations of Legacy Crestwood for the entire period, and the operations of Legacy Inergy Midstream from June 19, 2013 to September 30, 2013. This presentation is required under U.S. Generally Accepted Accounting Principles (“GAAP”).

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Selected Balance Sheet Data

(in millions)

	September 30, 2014	December 31, 2013
	(unaudited)
Cash and cash equivalents	$0.1	$2.7

Outstanding debt:

Crestwood Midstream Partners LP
Credit Facility	$435.0	$414.9
2019 Senior Notes	350.0	350.0
Premium on 2019 Senior Notes	1.0	1.2
2020 Senior Notes	500.0	500.0
Fair value adjustment of 2020 Senior Notes	4.1	4.7
2022 Senior Notes	600.0	600.0
Other	3.5	—

Total debt	$1,893.6	$1,870.8

Total partners’ capital	$4,405.3	$4,193.1

Crestwood Midstream Partners LP partners’ capital

Class A preferred units outstanding	14.9	—
Limited partner units outstanding	188.0	187.2

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014	2013	2014
EBITDA
Net income	$21.3	$11.6	$38.5	$27.2	$11.7
Interest and debt expense, net	27.7	19.5	84.8	43.4	29.0
Provision for income taxes	—	0.3	0.8	1.0	0.1
Depreciation, amortization and accretion	55.5	35.1	161.2	73.4	54.9

EBITDA (a)	$104.5	$66.5	$285.3	$145.0	$95.7
Significant items impacting EBITDA:
Non-cash equity compensation expense	4.1	4.8	13.9	6.5	5.2
(Gain) loss on long-lived assets, net	0.9	(4.4)	(0.7)	(4.4)	(1.1)
Goodwill impairment	—	4.1	—	4.1	—
Loss on contingent consideration	—	—	8.6	—	6.5
(Earnings) loss from unconsolidated affiliates, net	(0.3)	0.4	1.3	0.4	1.5
Adjusted EBITDA from unconsolidated affiliates, net	1.9	0.6	4.0	0.6	0.4
Significant transaction and environmental related costs and other items	5.1	13.3	12.4	18.8	1.5

Adjusted EBITDA (a)	$116.2	$85.3	$324.8	$171.0	$109.7

Distributable Cash Flow
Adjusted EBITDA (a)	$116.2	$85.3	$324.8	$171.0	$109.7
Cash interest expense (b)	(25.8)	(18.6)	(79.3)	(40.3)	(27.2)
Maintenance capital expenditures (c)	(4.0)	(3.7)	(11.4)	(6.6)	(4.7)
(Provision) benefit for income taxes	—	(0.3)	(0.8)	(1.0)	(0.1)
Deficiency payments	2.3	1.6	7.2	1.6	3.8
Other adjustments	—	—	—	0.1	—

Distributable cash flow attributable to CMLP (d)	$88.7	$64.3	$240.5	$124.8	$81.5

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as non-cash equity compensation expenses, gains and impairments of long-lived assets and goodwill, losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense is book interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, deficiency payments (primarily related to deferred revenue), and other adjustments. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014	2013	2014
EBITDA
Net cash provided by operating activities	$80.4	$62.0	$175.8	$130.5	$37.3
Net changes in operating assets and liabilities	3.0	(9.4)	53.0	(20.2)	43.0
Amortization of debt-related deferred costs and premiums	(1.9)	(1.1)	(5.5)	(3.1)	(1.8)
Interest and debt expense, net	27.7	19.5	84.8	43.4	29.0
Non-cash equity compensation expense	(4.1)	(4.8)	(13.9)	(6.5)	(5.2)
Gain (loss) on long-lived assets, net	(0.9)	4.4	0.7	4.4	1.1
Goodwill impairment	—	(4.1)	—	(4.1)	—
Loss on contingent consideration	—	—	(8.6)	—	(6.5)
Earnings (loss) from unconsolidated affiliates, net	0.3	(0.4)	(1.3)	(0.4)	(1.5)
Deferred income taxes	—	—	(0.5)	—	—
Provision for income taxes	—	0.3	0.8	1.0	0.1
Other non-cash (income) expense	—	0.1	—	—	0.2

EBITDA (a)	$104.5	$66.5	$285.3	$145.0	$95.7
Non-cash equity compensation expense	4.1	4.8	13.9	6.5	5.2
(Gain) loss on long-lived assets, net	0.9	(4.4)	(0.7)	(4.4)	(1.1)
Goodwill impairment	—	4.1	—	4.1	—
Loss on contingent consideration	—	—	8.6	—	6.5
(Earnings) loss from unconsolidated affiliates, net	(0.3)	0.4	1.3	0.4	1.5
Adjusted EBITDA from unconsolidated affiliates, net	1.9	0.6	4.0	0.6	0.4
Significant transaction and environmental related costs and other items	5.1	13.3	12.4	18.8	1.5

Adjusted EBITDA (a)	$116.2	$85.3	$324.8	$171.0	$109.7

(a)	EBITDA is defined as income before income taxes, plus net interest and debt expense, and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest and the impact of certain significant items, such as non-cash equity compensation expenses, gains and impairments of long-lived assets and goodwill, losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, and other transactions identified in a specific reporting period. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Segment Data

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014	2013	2014
Gathering and Processing
Revenues	$85.3	$71.1	$248.2	$214.6	$83.4
Costs of product/services sold	18.6	12.9	54.9	40.4	17.6
Operations and maintenance expense	15.9	14.9	44.0	40.5	14.7
Goodwill impairment	—	(4.1)	—	(4.1)	—
Gain (loss) on long-lived assets, net	(0.9)	4.4	0.1	4.4	0.5
Loss on contingent consideration	—	—	(8.6)	—	(6.5)
Earnings (loss) from unconsolidated affiliate	0.4	(0.4)	0.1	(0.4)	(0.6)

EBITDA	$50.3	$43.2	$140.9	$133.6	$44.5

Storage and Transportation
Revenues	$44.2	$42.1	$133.9	$47.6	$45.4
Costs of product/services sold	4.3	4.0	11.3	4.4	3.8
Operations and maintenance expense	4.2	4.7	12.9	5.3	4.4
Gain on long-lived assets	—	—	0.6	—	0.6

EBITDA	$35.7	$33.4	$110.3	$37.9	$37.8

NGL and Crude Services
Revenues	$608.9	$26.9	$1,569.0	$30.4	$546.9
Costs of product/services sold	552.8	9.7	1,426.7	10.6	497.7
Operations and maintenance expense	19.3	2.1	43.2	2.3	13.6
Loss from unconsolidated affiliate	(0.1)	—	(1.4)	—	(0.9)

EBITDA	$36.7	$15.1	$97.7	$17.5	$34.7

Total Segment EBITDA	$122.7	$91.7	$348.9	$189.0	$117.0
Corporate	(18.2)	(25.2)	(63.6)	(44.0)	(21.3)

EBITDA	$104.5	$66.5	$285.3	$145.0	$95.7

NEWS RELEASE

CRESTWOOD MIDSTREAM PARTNERS LP (FORMERLY INERGY MIDSTREAM, L.P.)

Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2014	2013	2014	2013	2014
Gathering and Processing (MMcf/d)
Marcellus	645.3	424.4	587.4	405.5	584.7
Barnett rich	169.0	190.5	172.7	201.8	174.8
Barnett dry	249.9	229.5	242.4	233.6	264.1
Fayetteville	92.2	103.7	102.3	90.4	102.2
PRB Niobrara—Jackalope Gas Gathering(a)	60.2	42.4	52.5	42.4	44.2
Other	44.7	44.7	44.5	55.4	43.2

Total gathering volumes	1,261.3	1,035.2	1,201.8	1,029.1	1,213.2
Processing volumes	191.4	201.5	190.6	214.2	190.9
Compression volumes	590.0	280.0	503.4	278.1	470.5

Storage and Transportation
Storage
Storage capacity, 100% firm contracted (Bcf)	34.8	34.8	34.8	34.8	34.8
Firm storage services (MMcf/d)	489.1	523.3	483.0	523.3	474.0
Interruptible storage services (MMcf/d)	22.2	19.9	37.4	19.9	23.1
Transportation—firm contracted capacity (MMcf/d)	955.0	875.0	928.4	875.0	955.0
% of operational capacity contracted	100%	100%	100%	100%	100%
Firm services (MMcf/d)	1,105.8	809.9	1,023.7	809.9	1,072.0
Interruptible services (MMcf/d)	168.0	317.3	263.8	317.3	237.7

NGL and Crude Services
Arrow Midstream
Crude oil (MBbls/d)	65.4	—	55.1	—	55.8
Natural gas (MMcf/d)	39.9	—	29.7	—	29.0
Water (MBbls/d)	20.2	—	17.2	—	19.0
COLT Hub
Rail loading (MBbls/d)	117.2	79.1	108.9	79.1	111.6
Connector pipeline (MBbls/d)(b)	7.9	3.7	7.8	3.7	9.1
Crude barrels trucked (MBbls/d)	27.4	—	17.4	—	24.1
Total Bakken crude barrels handled (MBbls/d)	217.9	82.8	189.2	82.8	200.6
Douglas terminal rail loading (MBbls/d)(a)	9.1	—	5.0	—	2.6
NGL Storage—capacity (MBbls)	1,500.0	1,500.0	1,500.0	1,500.0	1,500.0
% of operational capacity contracted	100%	100%	100%	100%	100%

(a)	Represents 50% owned joint venture, operational data reported at 100%.
(b)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables is 36.3 MBbls/d and 30.0 MBbls/d for the three and nine months ended September 30, 2014, 20.9 MBbls/d for the three and nine months ended September 30, 2013, and 32.3 MBbls/d for the three months ended June 30, 2014.